Exhibit 3.39

State of Delaware Secretary of State Division of Corporations Delivered 11:13 AM 07/13/2012 FILED 11:13 AM 07/13/2012 SRV 120833447 - 5176472 FILE

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

ACADIA GREENLEAF LLC

This Certificate of Formation has been duly executed and is being filed in accordance with the Delaware Limited Liability Company Act.

ARTICLE I

The name of the limited liability company is Acadia Greenleaf LLC.

ARTICLE II

The address of the limited liability company’s registered office in the State of Delaware is Corporation Trust Center 1209 Orange Street in the City of Wilmington in the County of New Castle, Delaware 19801. The name of the limited liability company’s registered agent at such address is The Corporation Trust Company.

ARTICLE II

Management of the limited liability company is vested in one or more members in accordance with the limited liability company’s written operating agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of July 12, 2012.

By:	/s/ Jonathan Kendall
Jonathan Kendall, Organizer

State of Delaware Secretary of State Division of Corporations Delivered 04:09 PM 01/22/2013 FILED 03:48 PM 01/22/2013 SRV 130075652 - 5176472 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Acadia Greenleaf LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

1. The name of the limited liability company is: Greenleaf Center, LLC (the “LLC”).

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 17th day of January, A.D. 2013.

By:
Authorized Person(s)

Name:	Christopher L. Howard, VP
Print or Type